Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the inclusion in Coeptis Therapeutics Holdings, Inc.’s Registration Statement on Form S-4 (the “Registration Statement”) of our report dated May 15, 2025, relating to the financial statements of Z Squared, Inc. as of and for the years ended December 31, 2024 and 2023. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

June 25, 2025